PRODUCTION SERVICES AGREEMENT

This PRODUCTION SERVICES AGREEMENT (“Agreement”) is made as of this 13th day of November, 2006 (the “Effective Date”), by and between CAUDILL AND ASSOCIATES, INC., a California Corporation, 1334 E Chapman Ave., Orange, California 92866 (hereinafter referred to as “PSC”) and UKARMA CORPORATION, a Nevada Corporation, 520 Broadway, Santa Monica, CA 90401 (hereinafter referred to as “Client”).

W I T N E S S E T H:

WHEREAS, Client has the right to cause to be produced an Infomercial, as defined herein, designed to advertise the Product, as defined herein;

WHEREAS, PSC is in the business of producing television Infomercials, including scripting, pre-production, production and post-production thereof, and can produce Infomercials specially created to advertise and sell the Product; and

WHEREAS, Client desires to utilize the services of PSC to produce an Infomercial designed to advertise and sell the Product, and PSC desires to produce such an Infomercial for and on behalf of Client;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

1.	Definitions.

The following terms as used herein shall have the following meanings:

(a)
“Infomercial” shall mean one (1) 28 minute, 30 second (28:30), broadcast quality, videotape, fully-edited first-class television Infomercial designed to sell the Product by means of direct response by the customer, and any parts thereof. As part of the Infomercial, PSC shall also provide one (1) 60-second and one (1) 120-second short-form broadcast quality, videotape, fully-edited television spot designed to sell the Product by means of direct response by the customer. The Infomercial shall conform to the Client-approved shooting script and shall have fully-synchronized dialogue, music, lyrics, sound and effects as reasonably requested by Client, and shall otherwise be produced in accordance with the Budget. The Infomercial shall be filmed in color using a professional industry high definition format and the highest quality high-definition camera for such filming.

(b)
“Product” shall mean that certain yoga/fitness DVD product currently entitled XFLOWSION (which is currently comprised of 7 exercise/workout DVDs (the “Programs”), it being anticipated that the Infomercial will consist of packaging approximately 5 of such Programs, together with other value-added products).

(c)	“Term” of this Agreement shall mean the period commencing on the Effective Date and continuing for as long as the Infomercial (whether the long-form or short-form version) airs.

(d)	“Territory” shall mean the universe.

2.	The Infomercial.

Subject to the provisions hereof, and commencing upon PSC’s receipt of the first payment due to PSC hereunder, PSC shall write the script for Client’s approval, and produce and direct the Infomercial in accordance with the following terms and conditions:

(a)
The production schedule is attached hereto as Exhibit “A.” Any changes to such schedule shall be determined by the mutual agreement of the parties, such agreement not to be unreasonably withheld or delayed. The filming shall commence on or about January 4, 2007 and shall be completed no later than 35 days later, time being of the essence.

(b)	The Budget for the Infomercial is set forth in Exhibit “B” annexed hereto and made a part hereof, and shall be funded as set forth in Paragraph 3 below.

(c)	Client shall provide all samples of Product to be used in the Infomercial, including mockups, product photos, and TV-ready comps of the Product, if necessary, to be used for shooting purposes.

(d)
With respect to persons appearing in the Infomercial on-screen, which persons are subject to the prior written approval of the Client: As between PSC and Client, PSC shall (i) furnish and pay from the Budget or otherwise all amounts (including, without limitation, any applicable guild, union or similar payments) due and payable to or on behalf of all persons appearing in the Infomercial except for those expressly listed in subparagraph (e) below, (ii) furnish and reimburse the expenses of any persons giving testimonials in the Infomercial, and (iii) obtain from all the aforesaid persons all necessary or desirable agreements, permissions and releases including, without limitation, duly sworn affidavits attesting to the truth and accuracy of the individual’s testimony (all in favor of Client, and in form and substance satisfactory to Client); and

(e)
As between PSC and Client, Client shall (i) furnish and pay all amounts (including, without limitation, any applicable guild, union or similar payments) due and payable to or on behalf of any unbudgeted persons (including any host or celebrities) appearing in the Infomercial, which persons, terms and conditions of any agreements in connection with such persons, including, without limitation, compensation and schedule of payments for such compensation, shall be subject to Client’s prior written approval, and (ii) obtain from all the aforesaid persons all necessary or desirable agreements, permissions and releases including, without limitation, duly sworn affidavits attesting to the truth and accuracy of such person’s testimonies. PSC will assist in obtaining these sworn affidavits to the extent that they do not conflict with Client executed talent agreements.

(f)
The Shoot: The Infomercial will be filmed by PSC on location in (TBD) at a location mutually agreed by the parties and otherwise in accordance with the Client-approved shooting script, Budget and Production Schedule. The filming will likely also require 1-day of filming in Detroit, Michigan. No later than 10 days after the execution hereof (time being of the essence), PSC shall provide to Client a written treatment detailing the vision for the Infomercial. Client shall either approve same in writing, or indicate its suggested changes or areas requiring revision. PSC shall thereafter revise the treatment based on Client’s comments and re-submit it to Client for review and approval at least one week prior to commencement of filming. Client shall again review it and either approve it in writing, or indicate its suggested changes or areas requiring revision. The treatment may include but not be limited to specific details on talent and cast, presentation, flow, set design, wardrobe, etc. Prior to commencement of photography of the Infomercial, Client must have approved the shooting script for the Infomercial. The Infomercial’s production and artistic control will be under direct supervision by PSC, who shall collaborate thereon with Client. Client shall have final approval over all creative elements of the Infomercial.

(g)
PSC acknowledges that the result and proceeds from the services it performs under this Agreement shall constitute a work made-for-hire for Client. Accordingly, Client shall own all right, title, and interest, including, but not limited to, all copyrights, trademarks, patent rights, trade secrets, and any other intellectual property rights, in the Infomercial, all masters and videotapes thereof, the script therefor and all footage shot in connection with the Infomercial whether or not included therein (collectively, the “Production”) (including, without limitation, all extensions, renewals, or continuations of any and all such rights), and that Client shall have the exclusive right to use and otherwise exploit the Production in all media whether now known or hereafter devised in perpetuity throughout the universe. Client shall be the sole owner of the Production as a work made-for-hire and any and all of PSC’s contribution to Programs shall be deemed to be a contribution to a collective work under United States Copyright Act of 1976, as amended (17 U.S.C. § 101 et seq.). In case that the Production (or any part thereof) is found not to satisfy the criteria of works made-for-hire, PSC hereby assigns to Client all right, title, and interest, including, but not limited to, all copyrights, trademarks, patent rights, trade secrets, and any other intellectual property rights, in and to the Production (including, without limitation, all extensions, renewals, or continuations of any and all such rights) now or hereafter known or acquired. Client shall have the right to obtain and hold in its name all copyright registrations and other evidence of rights that may be available for the Production (or any part thereof). Client shall have absolute and exclusive control over the media placement, use and exploitation of the Infomercial. Producer may retain a copy of the Production solely for the purposes set forth in subparagraph 2(j) below if and to the extent permitted by Client.

(h)
Client shall provide PSC with all media playlists, including television broadcast dates, with respect to all broadcasts of the works for which royalties are or shall become payable by performing rights organizations (e.g., ASCAP, BMI and SESAC). Client shall provide PSC with all other information and documentation reasonably required by PSC in connection herewith in order to enable PSC to file or cause to be filed appropriate cue sheets with the applicable performing rights organization(s). Client shall furnish to PSC all such information and documentation promptly upon its availability. If Client does not furnish such within a reasonable time after PSC’s written request therefor, Client hereby authorizes PSC to contact its Media Buyer(s) directly (with a mandatory copy to Client of all such correspondence) in order to obtain aforementioned information and documentation.

(i)
PSC will furnish and/or arrange for all necessary production elements (e.g., opens, animations, mix and color corrections (“Program Elements”)), services and facilities required in connection with the Infomercial. In connection with the Production, PSC shall (1) maintain a complete file of all documentation and records (e.g., funding agreements, production subcontracts, property acquisitions, rights arrangements, employment agreements, clearance forms and other agreements, documents and/or receipts) involved in the Infomercial (the “Production Documents”) for a period of two (2) years following the delivery of the Infomercial to Client and (2) deliver a full and complete copy of all Production Documents to Client concurrent with delivery of the Infomercial. Without limiting the foregoing, PSC shall deliver the physical and documentary materials set forth on Exhibit “C” attached hereto on or before the date which is 10 weeks after completion of the photography of the Production. Client shall have the right to audit PSC’s production records at any time.

(j)
With Client’s prior written approval in each instance, PSC shall have the right to use the Infomercial in PSC’s promotional reel and to enter the Infomercial in industry competitions, festivals and shows for PSC’s publicity and promotional purposes.

(k)
Each of Client and PSC acknowledges and agrees that it is well informed about the financial risks associated with the television advertising industry and that neither party makes any warranty, express or implied, as to the degree of success to be achieved by reason of the televising of the Infomercial, nor shall either party hereto seek to hold the other party liable with respect thereto. Neither party has made, nor does hereby make, any representation or warranty with respect to the level of sales and revenue to be derived as a result of the televising of the Infomercial. Each of Client and PSC recognizes and acknowledges that the level of revenues from sales of the Products of any kind contemplated by this Agreement is speculative. Each of Client and PSC agrees that it shall not make any claim, nor shall it seek to impose any liability upon the other party based upon any claim that more sales, revenues, media exposure or customers could have been obtained or better business could have been done than was actually made or done by Client or its successors, licensees and assigns, or that better business terms, prices or opportunities could have been obtained.

(l)
PSC acknowledges that the services provided by Bob Caudill, as the individual producer/Director/Writer of the Infomercial is of the essence of PSC’s obligations with respect to this Agreement and a material inducement to Client entering this Agreement. Any change by PSC of a person to perform such services other than Bob Caudill shall be subject to the prior written approval of Client which may be granted or withheld in Client’s sole and absolute discretion. If Bob Caudill’s services are not available and Client does not in its sole and absolute discretion approve the replacement selected by PSC, then Client shall have the right to immediately terminate this Agreement with no further payments due to PSC (and PSC shall refund within five (5) business days following any such termination all payments received by Client since entering into this Agreement). In addition to the foregoing, other than any unbudgeted payments due to any writers engaged in connection with the Infomercial (which writers, terms and conditions of any agreements in connection with such writers, including, without limitation, compensation and schedule of payments for such compensation, shall be subject to Client’s prior written approval), in the event that Client does not approve of the final shooting script, Client shall also have the right to immediately terminate this Agreement with no further payments due to PSC (and PSC shall refund within five (5) business days following any such termination all payments received by Client since entering into this Agreement).

3.	Budget.

(a)
Client agrees to fund a Production Budget for the Infomercial (“Budget”) in the sum of Three Hundred Thousand, and Seventy Dollars ($300,070.00) as set forth in Exhibit “B” hereto. The Budget may increase only with the prior written consent of Client in its sole discretion. A cost increase (i.e., in excess of the amount for such item provided for in the Budget) shall only be considered to be part of the Budget and approved for payment by Client, if such increase is expressly approved in writing by Client as a Budget increase. Any potential changes to the Budget must be submitted in writing by PSC to Client in advance of the additional expenditure. Client shall then either accept in writing or deny the proposed change in writing within three (3) business days. If Client does not give its written approval for any such additional expenditure, PSC shall not incur such additional expenditure and shall complete the Infomercial as contemplated herein and in the Budget. Any unapproved overages or expenses incurred in the production of the Infomercial shall be borne solely by PSC.  Any cost savings shall be promptly refunded to Client within three (3) business days of delivery to Client of the delivery materials set forth on Exhibit “C” attached hereto (“Delivery Materials”).

Funding of the Budget shall be made as follows:

Seventy-Five Thousand, Seventeen Dollars, and Fifty Cents due upon execution of this Agreement and prior to delivery of shooting script;
$75,017.50

Seventy-Five Thousand, Seventeen Dollars, and Fifty Cents due upon the first shoot date;
$75,017.50

Seventy-Five Thousand, Seventeen Dollars, and Fifty Cents due upon delivery to Client of the rough cut of the Infomercial; and
$75,017.50

Seventy-Five Thousand, Seventeen Dollars and Fifty Cents due upon delivery to Client of all the Delivery Materials, and Client’s final approval of same.
$75,017.50

(b)
Additional production work requested by Client involving changes to matters previously approved in writing by Client or agreed-upon work or Budget items, including, but not limited to, changes in the Product, final Client-approved script, travel, locations, talent, experts, and testimonials, must be mutually agreed upon in advance and set forth on PSC’s “Overage Sheet,” and appropriate adjustments in the Budget shall be made with respect thereto. In the event such adjustments require additional payment to PSC, Client shall pay agreed upon sums due promptly upon receipt of PSC’s invoice therefor.

(c)
Unless other provisions have been made in the Budget, Client shall reimburse PSC’s travel and lodging expenses to the extent PSC is required to travel away from Orange, California, provided that PSC will not incur such expenses without Client’s prior written consent. Such travel-related expenses may include meetings requested by Client, and travel for testimonial shooting beyond that which is provided for in the Budget.

4.	Performance Incentive

a)
Provided that PSC is not in material breach hereof, that the Production is duly and timely produced in accordance herewith, and that the Delivery Materials are timely delivered to Client, and subject to subparagraph (c) below, PSC will receive from Client a Royalty Payment of 1% (one percent) of the adjusted gross sales (“AGS”) of the Product resulting from the Infomercial from and after the Infomercial has become “Profitable” (as defined below). “AGS” shall mean all non-returnable amounts actually received by Client from sales of the Product via broadcast of the Infomercial (whether long-form of short-form) less returns, charge backs, credits, refunds, replacements, credit card or merchant bank charges, allowances, rebates, sales taxes and shipping and handling charges, and any costs, fees, commissions or expenses incurred in connection with such sales.

b)	The infomercial will be considered “Profitable” if the aggregate AGS exceeds the aggregate of the following:
i.	Product costs
ii.	Recoupment by Client of the Budget (as same may be adjusted hereunder), together with all other amounts incurred by Client in connection with the Infomercial
iii.	Media costs including agency commissions
iv.	Telemarketing costs
v.	Credit card charges
vi.	Bad debt charges
vii.	Talent royalties and guild or similar obligations, if any
viii.	Direct Customer Service costs
ix.	Liability insurance costs

c)
Following a test of the Infomercial and any subsequent revisions of the Infomercial by PSC at Client’s request, in the event that Client determines to have a production company other than PSC make revisions to the Infomercial, PSC’s Royalty shall remain payable as long as the Infomercial remains “substantially similar” to the Infomercial master delivered to Client hereunder. “Substantially similar” shall mean that at least fifty percent (50%) of the footage used in the broadcast infomercial (excluding footage or images from the Product that appear in the Infomercial) is footage shot by PSC. In the event that the Infomercial is so revised by a third party and ceases to be “substantially similar” then and in such case the Royalty shall not be payable to PSC.

5.	Approvals.

a)	Client will have the right to approve in writing the shooting script before the commencement of principal filming of the Infomercial.

(b)
Client will have the right to approve in writing the rough cut of the Infomercial (that is, prior to commencement of on-line editing). Once the off-line is approved, any further changes desired by Client in on-line will be billed as an Overage.

(c)	Client will have the right to approve in writing the final “view tape” of the Infomercial. Once the on-line is approved, any further changes desired by Client will be billed as an Overage.

(d)
With respect to each item so submitted to Client for its written approval, Client will respond and either communicate any suggested changes to PSC, or approve such item. Client will use good faith efforts to respond to requests for approval within seven (7) business days from the time Client receives any such item from PSC. If Client does not approve an item, but instead suggests changes to PSC, PSC shall revise such item pursuant to Client’s suggested changes and re-submit it to Client for approval within 10 days following the date Client communicates its suggested changes to PSC. Client will then once again use good faith efforts to respond within seven (7) business days from the time Client receives such item from PSC, and either approve in writing or suggest additional changes (and, if Client does not approve such item, PSC will once again revise it per Client’s suggested changes and re-submit it to Client for approval within 10 days following the date Client communicates its suggested changes to PSC). Client’s failure to approve or suggest revisions to an item pursuant to the foregoing procedure shall constitute Client’s disapproval of such item for all purposes hereunder (i.e., no failure to act or respond by Client shall constitute a deemed approval hereunder).

(e)	Client acknowledges and agrees that any legal opinions regarding the Product and the content of the Infomercial shall be the sole responsibility of Client.

6.	Warranties and Representations.

(a)	Each party, for itself, hereby warrants and represents to the other party that:

(i)
it has been duly incorporated and is validly existing as a corporation in good standing under the laws of its respective state of incorporation and is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which the nature of its business or the character or location of its properties or assets requires such qualifications;

(ii)	this Agreement has been duly and validly authorized, executed and delivered by such party and constitutes a valid, binding and enforceable agreement of such party;

(iii)
such party is not (A) in violation of its corporate charter of bylaws, or (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any instrument to which it is a party or by which it or any of its material properties is bound, or in violation of any law, order, rule, regulation, writ, injunction or decree of any governmental authority or court;

(iv)
the execution, delivery and performance of this Agreement by such party will not (A) conflict with or result in a breach of any of the terms, conditions or provisions of or constitute a default under, or result in the imposition of any lien, charge or encumbrances upon any of the material properties or assets of such party pursuant to any bond, debenture, note or other evidence of indebtedness or in any material contract, indenture, mortgage, loan agreement, lease, joint venture, partnership or other agreement or instrument to which it is a party or by which it or any of its material properties is bound, or (B) result in the violation by such party of its corporate charter or bylaws, or any violation of any law, order, rule, regulation, writ, injunction or decree of any governmental instrumentality or court. No consent, approval, authorization or order of any governmental agency or court or of any other person is required for the execution, delivery or performance of this Agreement by such party, except for those which have been heretofore obtained;

(v)
there is not now pending or, to the best knowledge of such party, threatened any action, suit or proceeding to which such party is a party before or by any court or governmental agency or body, which might result in any material adverse change in the condition (financial or other), business or prospects of such party or performance of this Agreement, or might materially and adversely affect the properties or assets of such party or performance of this Agreement;

(vi)	such party has the full and complete authority to enter into this Agreement and to perform in all respects the obligations required to be performed by it pursuant to this Agreement; and

(vii)
such party is not bound by, nor will it during the Term enter into any agreement that would prevent or materially interfere with the performance by such party of the material terms and conditions of this Agreement.

(b)	In addition, Client hereby represents and warrants to PSC that:

(i)	it has the full, unrestricted and exclusive right to acquire, publish, distribute, license, sell and exploit the Product, and will continue to possess such rights during the Term;

(ii)	it has not granted any rights that would conflict with or derogate from the rights granted to PSC hereunder;

(c)	These representations and warranties made by the parties herein that by their terms are capable shall survive the expiration or other termination of the Term of this Agreement.

7.	Indemnification.

(a)
Client agrees to indemnify, defend and hold harmless PSC, its principals, officers, directors, employees, agents, successors and permitted assigns from all actual third party suits, claims, demands, damages, debt, liability, cost, expense, action or cause of action (including, but not limited to, actual damages, punitive damages, fines and reasonable outside attorneys’ and expert witness fees), arising out of (i) the Product, (ii) the information, data and material provided by Client to PSC and all claims made by Client with respect to the Product, and (iii) any uncured material breach by Client of its warranties, representations, obligations and/or duties hereunder (including, but not limited to, those related to the Product including, but not limited to, the safety and efficacy of the Product, compliance with the rules, regulations and guidelines of the Federal Trade Commission regarding false and deceptive advertising practices).

(b)
PSC agrees to indemnify and hold harmless Client, its principals, officers, directors, employees, agents, successors and permitted assigns from all suits, claims, demands, damages, debt, liability, cost, expense, action or cause of action (including, but not limited to, actual damages, punitive damages, fines and reasonable outside attorneys’ and expert witness fees), arising out of any act or omission by PSC in breach by PSC its warranties, representations, obligations and/or PSC duties hereunder.

(c)
Each party (the “Indemnified Party”) shall notify the other party (the “Indemnifying Party”) of any demand, suit or claim promptly after the Indemnified Party has been formally advised thereof. The Indemnifying Party shall have the right to control the defense of any such demand, suit of claim with counsel of its choosing (and without limiting the foregoing shall control any proceeding and/or settlement negotiations (provided that no such settlement may require any acts or omissions of the Indemnified Party or otherwise impair such Indemnified Party’s rights, title or interests, without the prior written consent of the Indemnified Party). The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel, and such Indemnified Party may, if it so chooses, retain its own attorney to participate in such proceedings (which expense shall be borne solely by the Indemnified Party).

(d)	The provisions of this Paragraph 7 shall survive the expiration or other termination of the Term of this Agreement.

8.	Termination.

In addition to all other rights of the non-breaching party hereunder, at law or in equity, resulting from breach of this Agreement by the other, breaching party to this Agreement, the non-breaching party may terminate the Term of this Agreement upon fourteen (14) days written notice to breaching party in the event of any of the following:

(a)
the breaching party defaults in any material respect in the performance or observance of any term, covenant or agreement contained in this Agreement and the same continues for a period of fourteen (14) days following the receipt by the breaching party of such notice from the non-breaching party of such non-compliance;

(b)
Any representation or warranty made by a breaching party herein or in connection with the execution and delivery of this Agreement shall prove to have been incorrect, when made, in any material respect; or

(c)
(i) The institution of any proceedings by or against such party (who shall be considered to be a breaching party) seeking relief, reorganization of such party or arrangement with such party’s creditors under any laws relating to insolvency or bankruptcy, (ii) any general assignment for the benefit of such party’s Client’s creditors, (iii) the appointment, or the consenting to the appointment of, a receiver, liquidator, trustee or other custodian for all or substantially all of such party’s assets, (iv) the liquidation, dissolution or winding up of such party’s business, or (v) the entry of an order by a court of competent jurisdiction (A) finding such party to be bankrupt or insolvent, (B) ordering or approving such party’s liquidation, reorganization or any alteration or modification of the rights of such party’s creditors, or (C) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of such party’s property.

9.	Confidentiality.

(a)
The parties recognize that during the course of performing their duties hereunder they may become aware of proprietary, confidential information concerning the other party, its products, methods, processes, billing practices, financial condition, etc., or information the other party designates as confidential (collectively “Confidential Information”). Each party agrees that it will maintain in confidence and not disclose to any third party (other than to its professional advisors who are also bound by a duty of confidentiality or as otherwise set forth below) at any time any such Confidential Information and shall not use any such information to the detriment of the other party or for any purpose not contemplated by this Agreement.

(b)
The obligation of confidentiality set forth above shall survive the expiration or other termination of this Agreement, provided, however, that a party (the “Disclosing Party”) may during the Term hereof or thereafter disclose Confidential Information to the extent required by applicable law or the order of a court of competent jurisdiction or for purposes of enforcing its respective rights hereunder. In the event the Disclosing Party is required by applicable law or the order of a court of competent jurisdiction to disclose any Confidential Information, such party agrees to provide the other party with prompt notice of any such requirement so that the other party may seek an appropriate protective order. Failing the entry of a protective order or the receipt of a waiver hereunder, the Disclosing Party will disclose only that portion of the Confidential Information which has been required.

(c)	The term “Confidential Information” and the provisions of this Agreement relating thereto shall not apply to any information which:

(i)	becomes generally available to the public, other than as a result of a disclosure in violation of this Agreement;

(ii)	was available, or becomes available, on a non-confidential basis from a source other than either of the parties hereto, their clients, or their representatives;

(iii)	is developed independently and is not based upon or derived from Confidential Information.

10.	Force Majeure.

Either party may suspend the performance of its obligations hereunder in the event of any of the following contingencies, if by reason of any such contingency, such performance becomes impossible or commercially impracticable: acts of God, fire, catastrophe, labor disagreement, acts of government, its agencies or officers, any order, regulation, ruling or action of any labor union or association affecting such party or the industry in which it is engaged, or any other cause not within such party’s control.

11.	Insurance.

Client will obtain and maintain at its sole expense during the Term hereof and for a period of one (1) year thereafter a comprehensive general liability and product liability insurance policy with minimum limits of One Million Dollars ($1,000,000.00) per incident and Two Million Dollars ($2,000,000.00) in the aggregate, with no more than a Ten Thousand Dollar ($10,000.00) deductible, naming PSC and its officers, directors, and employees as additional insured. Such insurance policy shall provide that it cannot be canceled or modified without the insured first giving PSC thirty (30) days prior written notice. Client will furnish PSC with a true and legible copy of the insurance certificate upon demand.

PSC will obtain and maintain at its sole expense during from the date of this Agreement through at least the date on which it delivers to Client the tape master of the Infomercial, a comprehensive general liability and product liability insurance policy with minimum limits of One Million Dollars ($1,000,000.00) per incident and Two Million Dollars ($2,000,000.00) in the aggregate, with no more than a Ten Thousand Dollar ($10,000.00) deductible, naming Client and its officers, directors, and employees as additional insured. Such insurance policy shall provide that it cannot be canceled or modified without the insured first giving Client thirty (30) days prior written notice. PSC will furnish Client with a true and legible copy of the insurance certificate upon demand.

12.	Assignment.

Neither party may assign any right or delegate any duty hereunder without the express prior written consent of the other, and any attempted assignment without such consent shall be void and of no force or effect, except no such consent shall be required if such assignment is to: (i) a person or entity into which the assigning party merges or is consolidated; (ii) a person or entity which acquires all or substantially all of the assigning party’s business and assets; and (iii) a person or entity which is controlled by, under common control with, or controls the assigning party. Without limiting the foregoing, unless such assignment is in accordance with subsections (i), (ii) or (iii) above, no assignment shall be valid unless the assignee assumes in writing all the obligations of the assignor hereunder.

13.	Disputes.

All disputes between the parties to this Agreement shall be settled in the City of Los Angeles, State of California, by a panel of three (3) arbitrators with commercial and/or infomercial production experience (one selected by each party and the third selected by the two selected arbitrators) under the then-current Commercial Arbitration Rules established by the American Arbitration Association. Any arbitration award may be entered as a judgment or order in any court of competent jurisdiction.

14.	Notices.

Any notice required by or provided pursuant to this Agreement shall be given in writing to the addresses first set forth above (or to such other addresses as may be subsequently notified in writing) by Certified Mail, Return Receipt Requested, or any professional delivery service that requires a signed, written receipt confirming delivery of the envelope or package containing the notice.

15.	General Provisions.

(a)	This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and supersedes any and all prior understandings and agreements.

(b)	This Agreement shall be governed by and interpreted in accordance with the laws of the State of California applicable to contracts made in and wholly to be performed therein.

(c)	This Agreement may not be amended or modified except in a written instrument signed by the party against whom enforcement is sought.

(d)
Subject to any restrictions on transferability contained in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors-in-interest and permitted assigns. Nothing contained in this subparagraph 15(d) shall create any rights enforceable by any person not a party to this Agreement, except for the rights of successors-in-interest and permitted assigns of each party hereto, unless such rights are expressly granted in this Agreement to other specifically identified persons.

(e)	Paragraph headings are used for convenience and are not to be interpreted as part of this Agreement.

(f)
The parties to this Agreement are acting as independent contractors and nothing herein shall be construed as creating a partnership or other joint business venture. Neither party has the authority to act on behalf of or bind the other except as expressly set forth herein.

(g)	In the event that any provision of this Agreement is held to be unenforceable or contrary to law, then the Agreement shall be interpreted, to the extent possible, without such provision.

(h)	Each party shall execute and deliver all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

(i)
In the event of any dispute between the parties to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the other party all reasonable costs, expenses and outside attorney’s and expert witness fees, and costs actually incurred relating to or arising from such action.

(j)
No waiver by a party of any provision of this Agreement shall operate as, or be deemed to be, a continuing waiver of such provision or a waiver of any similar or dissimilar provision, unless such waiver is contained in a written instrument signed by the party against whom enforcement is sought.

(k)	Time and strict punctual performance are of the essence with respect to provisions herein concerning production, delivery, and payment.

(l)	Each party shall be responsible for the reporting and payment of its own federal, state, and local taxes and licenses.

(m)
Each of the parties hereto represents and agrees with the other that (i) it has been represented by independent counsel of its own choosing, (ii) it has had the full right and opportunity to consult with its respective attorneys and other advisers and has availed itself of this right and opportunity, (iii) its authorized officers have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s counsel, (iv) each is fully aware of the contents hereof and its meaning, intent and legal effect, and (v) its authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress and undue influence. Each party and its counsel cooperated in the drafting and preparation of this Agreement, and the documents referred to herein. Accordingly, any rule of law, including, but not limited to, California Civil Code Section 1654, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intentions of the parties hereto.

(n)	This Agreement shall become effective as of the Effective Date, provided it has been executed by all the parties hereto.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CAUDILL AND ASSOCIATES, INC. a California Corporation	UKARMA CORPORATION, a Nevada corporation

“PSC”	“Client”

By:	By:

Title:	Title:

Date:	Date:

Exhibit “A”

PRODUCTION SCHEDULE

Treatment to be provided to Client within 10 days of execution of this Agreement.

Shooting script to commence on or about November 13, 2006 and to be completed on or about December 15, 2006.

Host & Eric interview to commence on or about January 9, 2007, for a period of 2 days. (4 camera days)

Testimonials to commence on or about January 4, 2007 for a total of 4 days - see Production Schedule below for additional testimonial shoot dates.

Lifestyle B’Roll to commence on or about January 11, 2007, for a period of 1 day (2 camera day)

Post Production Schedule - see below.

TASK	DELIVERY DATE
Script Specifics
Begin Scripting	13-Nov-06
Concept Outline Due	20-Nov-06
1st Draft Script	1-Dec-06
2nd Draft Script	8-Dec-06
3rd Draft Script	15-Dec-06

Shoot Specifics
Shoot Testimonials-California	4-Jan-07
Shoot Testimonials-30 Day Befores	5-Jan-07
Shoot Host	9-Jan-07
Shoot Eric - Interviews	10-Jan-07
Shoot B-Roll	11-Jan-07
Shoot Product	12-Jan-07
Shoot - Michigan	16-Jan-07
Shoot Testimonials-30 Day Afters	5-Feb-07

Post Production Specifics
Rough Cut 1	9-Feb-07
Rough Cut 2	16-Feb-07
Rough Cut 3	23-Feb-07
Final Approval Cut	28-Feb-07
Lock Picture	1-Mar-07
Master Delivery	7-Mar-07

Exhibit “B”

BUDGET

Exhibit “C”

DELIVERY MATERIALS

1.	Digital Betacam Master, NTSC, DFTC, stereo mix, with titles, no phone number - 28:30 Program

2.	Digital Betacam Master, NTSC, DFTC, stereo mix, with titles, no phone number - :60 Spot

3.	Digital Betacam Master, NTSC, DFTC, stereo mix, with titles, no phone number - :120 Spot

4.	Digital Betacam Master, NTSC, DFTC, superless, split track audio - 28:30 Program

5.	Digital Betacam Master, NTSC, DFTC, superless, split track audio - :60 Spot

6.	Digital Betacam Master, NTSC, DFTC, superless, split track audio - :120 Spot

7.	10 x DVDs, each containing finished 28:30 Program, :60 Spot and :120 Spot